EXHIBIT 15

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
On Track Innovations Ltd.:

We consent to the incorporation by reference in the registration statements on Form F-3 (No. 333-111770, No. 333-115953, No. 333-121316, No. 333-127615, No. 333-130324, No. 333-135742, No. 333-142320, No. 333-153667 and No. 333-171507) and in the registration statements on Form S-8 (No. 333-101491, No. 333-116429, No. 333-128106, No. 333-140786 No. 333-149034 No. 333-149575, No. 333-173075, and No. 333-179306) of On Track Innovations Ltd. of our report dated April 10, 2012, with respect to the consolidated balance sheets of On Track Innovations Ltd. and its subsidiaries as of December 31, 2011 and 2010 and the related consolidated statements of operations, changes in equity, comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 2011, which report appears in the December 31, 2011 annual report on Form 20-F of On Track Innovations Ltd.

Our report refers to the early adoption of the provisions of ASU 2009-13, Revenue Recognition included in ASC Topic 605: Multiple-Deliverable Revenue Arrangements and ASU 2009-14, Software included in ASC Topic 985, as of January 1, 2010.

/s/ Somekh Chaikin
Certified Public Accountants (Isr.)
A Member Firm of KPMG International

Tel Aviv, Israel
April 10, 2012